Exhibit 19

EXECUTIVE OFFICERS AND DIRECTORS

OF

AXA AMERICA HOLDINGS, INC.

The names of the Directors and the names and titles of the Executive Officers of AXA America Holdings, Inc. (“AXA America”) and their business addresses and principal occupations are set forth below. If no address is given, the Director’s or Executive Officer’s business address is that of AXA America at 1290 Avenue of the Americas, New York, New York 10104. Unless otherwise indicated, each occupation set forth opposite an individual’s name refers to AXA America and each individual is a United States citizen.

Name, Business Address	Present Principal Occupation
* Thomas Buberl (1) AXA 25, avenue Matignon 75008 Paris, France	Chief Executive Officer, AXA

* Gerald Harlin (1) AXA 25, avenue Matignon 75008 Paris, France	Chairman and Chief Executive Officer Group Chief Financial Officer, AXA

* Anders Malmström (2)	Senior Executive Vice President Senior Executive Director and Chief Financial Officer, AXA Equitable Life Insurance Company

* Mark Pearson (3)	President Chairman, President and Chief Executive Officer, AXA Equitable Life Insurance Company

*	Director
(1)	Citizen of the Republic of France
(2)	Citizen of Switzerland
(3)	Citizen of the United Kingdom